SUB-ITEM 77Q3

INVESCO LIBOR ALPHA FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          20

72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $    319
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class C               $    126
          Class R               $      1
          Class Y               $     44
          Institutional Class   $      1
73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.1287
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class C                 0.1177
          Class R                 0.1177
          Class Y                 0.1405
          Institutional Class     0.1400
74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  2,781
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class C                  1,704
          Class R                      9
          Class Y                    424
          Institutional Class          9
74V.    1 Net asset value per share (to nearest cent)
          Class A               $   9.01
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class C               $   9.02
          Class R               $   9.02
          Class Y               $   9.04
          Institutional Class   $   9.01